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                                                                    EXHIBIT 99.2





            Famous Dave's Announces 2002 Earnings Growth Expectations

EDEN PRAIRIE, MN NOVEMBER 14, 2001 - Famous Dave's of America, Inc. (Nasdaq:
DAVE) announced today that it expects revenues of $104 to $109 million in fiscal 2002. The Company anticipates 8-10 new company owned and operated restaurants and 12-15 franchise owned and operated restaurants will open in 2002. Resulting earnings per share are expected to be between $0.27 and $0.30.

"With our recently announced equity placement, we have a capital structure in place to continue with our profitable growth strategy." said Martin O'Dowd, President and CEO of Famous Dave's. "2002 promises to be an exciting year for our Company as we look forward to building additional shareholder value."


ABOUT FAMOUS DAVE'S OF AMERICA

Famous Dave's of America, Inc. (NASDAQ: Dave) owns, operates and franchises barbeque restaurants. The company currently owns 37 locations and franchises an additional 15 units in Alabama, Georgia, Illinois, Iowa, Maryland, Minnesota, Nebraska, Ohio, South Dakota, Utah, Virginia and Wisconsin and has signed development agreements for an additional 57 franchised locations. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release, including statements regarding revenue and profit forecasts, new restaurant sites, restaurant openings and expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing and other risks detailed from time to time in the Company's SEC reports.